Exhibit 10.3

SEVENTH AMENDMENT TO LEASE

I. PARTIES AND DATE.

This Seventh Amendment to Lease (this “Amendment”) dated April 16, 2020, is by-and between Steven M. Strong dba Creekside Business Park (“landlord”), and Howco Distributing Company (“Tenant”).

II. RECITALS.

Landlord and Tenant entered that certain Creekside Business Park Standard Industrial lease-MultiTenant dated April 28, 2009, (the “Lease”), for the premises located at Creekside Business Park, 6025 East 18th Street, Vancouver, Washington 98661, consisting of 5,624 total square feet, including approximate 2,500 square feet of office space, as more particularly described in said Lease (the “Premises”).

Landlord and Tenant each desire to extend the term of the Lease and otherwise modify the Lease as set forth below.

III. MODIFICATIONS.

NOW, THEREFORE, in consideration of the mutual covenants and Agreements herein contained and for other good and valuable consideration, the receipt, and sufficiency of which is at this moment

O acknowledged, Landlord and Tenant at this moment amend the lease as follows:

A. Basic Lease Provisions.

1 Incorporation; Define Terms. The Lease is at this moment incorporated into this Amendment by this reference. All capitalized terms used and not otherwise defined in this Amendment, but defined in the Lease, shall have the same meaning in this Amendment to Lease.

2. Lease Term: Landlord and Tenant acknowledge that the term of the Lease is presently scheduled to expire on May 31 , 2023. The term of the Lease is at this moment extended for 36 months (“Extension Term”), commencing on June 1, 2023, and, unless sooner terminated under the terms of the lease expiring on May 31, 2026. Such extension shall be on and subject to all the terms and conditions of the lease, as amended by this Amendment.

3. Base Rent. Effective upon the commencement of the Extension Term, the Base Rent payable by Tenant on the Premises shall be as follows:

Months	Monthly Base Rent
June 1, 2023 - May 31, 2024	$4,542.00/month
June 1, 2024 - May 31, 2025	$4,679.00/month
June 1, 2025 - Ma 31, 2026	$4,819.00/month
June 1, 2026 - May 31, 2027	$4,964.00/month
June 1, 2027 - May 31, 2028	$5,112.00/month

4. Effect on Additional Rent and Charges. Nothing contained in this Amendment shall affect Tenants Liability for Tenants Share of Operating Expenses or any and all additional rent and charges payable by Tenant under the Lease. Such amounts shall be payable by the Lease, and Tenant’s monthly payment of Base Rent. Tenant’s failure to pay any amounts due promptly shall constitute •adefault under the Lease.

5. Tenant’s Share. Tenant’s share is defined, for purposes of this Amendment, as $3.16/SFNear or $11480.99 per month for the 2023 lease year, which may be revised or reconciled as provided for in the Lease Agreement.

6. Security Deposit. Upon execution of this Amendment, Tenant shall deliver to Landlord the sum of $6,299.99 which shall be added to the Deposit held by Landlord under paragraph five of the Lease. Upon payment and application of such sum, the entire deposit held by Landlord as such security shall be $8,819.99 (the “Security Deposit”) increased by paragraph 5 of the Lease. The Security Deposit shall be held by Landlord as a security deposit and may be applied by Landlord as provided in Paragraph five of the Lease.

7. Current Premises. Tenant accepts premises in its current condition. At the termination of the Lease Agreement Landlord has the option of returning the premises back to pre-Leased condition at the expense of the Tenant.

8. Tenant shall perform routine maintenance of the HVAC unit every six months for the term of the Lease. Tenant shall not be responsible for the replacement cost of the HVAC unit, provided the replacement was necessary due to Tenant’s lack of biannual maintenance on the HVAC unit. Landlord also reserves the right to perform the annual maintenance and be reimbursed by Tenant as Additional

9. Option to Renew. Provided the Tenant is not in default of any part of the Lease or any of it’s addendums or amendments, the Tenant shall have One (1), 2-Year option to renew. To exercise the option to renew, the Tenant shall have to provide written notice at least One Hundred Twenty (120) days prior to the lease expiration date of May 31, 2026. The lease rate for the renewal period shall be according to the table stated in Section 3 herein.

IV. MISCELLANEOUS.

Effect of Amendment. Except to the extent, the Lease is modified by this Amendment the remaining terms and provisions of the Lease shall remain unmodified and in full force and effect. In the

O event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail.

B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant on its subject matter and may be changed only by an instrument in writing signed by Landlord and Tenant.

C. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one in the same Amendment.

V. EXECUTION.

Landlord and Tenant executed this Seventh Amendment to lease as of the date First above written.

Tenant: Howco Distributing

By:	/s/ Michael Bannon
CEO

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